AMENDMENT TO PLAN OF DISTRIBUTION
of
WASHINGTON MUTUAL INVESTORS FUND, INC.
relating to its
CLASS 529-F SHARES

WHEREAS, Washington Mutual Investors Fund (the "Fund") is a State of Maryland corporation that offers various classes of shares of common stock; and

WHEREAS, the Fund adopted a Plan of Distribution pursuant to rule 12b-1 under the Investment Company Act of 1940 (the "Plan") for the promotion of the sale of Class 529-F shares of the Fund on certain terms and conditions and subject to certain provisions set forth therein; and

WHEREAS, the Plan was approved by the (i) entire Board of Directors of the Fund, and (ii) those Directors who are not interested persons and who have no direct or indirect financial interest in the operation of the Plan or any related agreement; and

WHEREAS, in connection with an offering of a new class of shares by the Fund, Class 529-F shares will be re-named Class 529-F-1 shares;

NOW THEREFORE, the Plan shall be amended as follows:

1.	Effective July 30, 2008 the Plan shall be amended to replace all references to "Class 529-F shares" with "Class 529-F-1 shares."

2.	In all other respects the Plan shall continue in full force and effect for the period provided under such Plan or any renewal thereof.

3.	This amendment may be executed in several counterparts, each of which shall be original.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Fund has caused this amendment to be executed by its officers thereunto duly authorized, as of July 30, 2008.

WASHINGTON MUTUAL INVESTORS FUND, INC.

By: ________________________________

      Principal Executive Officer

By: ______________________________

      Secretary